                                                                    Exhibit 99

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                     ASSETS

                                                                  Quarter Ended March 31, 1994
                                                            -----------------------------------------
                                                            Actual                 Pro Forma
                                                            ------         --------------------------
                                                                           Adjustments         Total
                                                                           -----------         -----
Cash and cash equivalents                                   $  1,385                          $  1,385

Cash and securities segregated and on deposit
  for regulatory and other purposes                            1,360                             1,360

Securities and other financial instruments owned              44,615                            44,615

Collateralized short-term agreements:
   Securities purchased under agreements to resell            41,130                            41,130
   Securities borrowed                                         9,969                             9,969

Receivables:
   Brokers and dealers                                         4,792                             4,792
   Customers                                                   4,314                             4,314
   Other                                                       3,103                             3,103

Property, equipment and leasehold
  improvements (net of accumulated
  depreciation and amortization of $456
  in 1994)                                                       535                               535

Deferred expenses and other assets                               803                               803

Excess of cost over fair value of net assets
  acquired (net of accumulated amortization
  of $110 in 1994)                                               271                               271
                                                            --------         --------         --------
                                                            $112,277         $                $112,277
                                                            ========         ========         ========





           See notes to pro forma consolidated financial statements.




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
                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
                        (IN MILLIONS, EXCEPT SHARE DATA)
                                  (UNAUDITED)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                         Quarter Ended March 31, 1994
                                                                            --------------------------------------------------
                                                                             Actual                       Pro Forma
                                                                             ------             ------------------------------
                                                                                               Adjustments              Total
                                                                                               -----------              -----
Commercial paper and short-term debt                                         $ 14,353         $ (1,193) (a)            $ 13,160
Securities and other financial instruments sold
  but not yet purchased                                                        16,724                                    16,724
Securities sold under agreements to repurchase                                 57,204                                    57,204
Securities loaned                                                                 965                                       965
Payables:
  Brokers and dealers                                                           3,150                                     3,150
  Customers                                                                     4,334                                     4,334
Accrued liabilities and other payables                                          2,939              (57) (b)               2,882
Senior notes                                                                    8,516                                     8,516
Subordinated indebtedness                                                       2,059                                     2,059
                                                                             --------         --------                ---------
     Total liabilities                                                        110,244           (1,250)                 108,994
                                                                             --------         --------                ---------
Stockholders' equity:
  Preferred stock, $1 par value; 38,000,000 shares authorized:
   5% Cumulative Convertible Voting, Series A, 13,000,000
   shares authorized, issued and outstanding; $39.10
   liquidation preference per share                                               508                                       508
     Money Market Cumulative, 3,300 shares authorized; 250
      shares issued and outstanding; $1,000,000 liquidation
      preference per share                                                        250             (250) (c)
     Cumulative Voting, 8,000,000 shares issued and
      outstanding pro forma; $25.00 liquidation preference
      per share                                                                                    200  (d)                 200
     Redeemable Voting, 1,000 shares issued and outstanding
      pro forma; $1.00 liquidation preference per share                                             --  (d)                  --
  Common stock, $.10 par value; 300,000,000 shares
     authorized; 168,235,284 shares (53,494,158 as adjusted
     for the Reverse Stock Split) issued and outstanding;
     105,776,664 shares issued and outstanding pro forma                           17               (6) (e)                  11

  Additional paid-in capital                                                    1,871              904  (f)               3,177
                                                                                                   250  (c)
                                                                                                    89  (g)
                                                                                                    57  (b)
                                                                                                     6  (e)
  Foreign currency translation adjustment                                          (9)                                       (9)
  Accumulated deficit                                                            (604)                                     (604)
                                                                             --------         --------                ---------
     Total stockholders' equity                                                 2,033            1,250                    3,283
                                                                             --------         --------                ---------
                                                                             $112,277         $                       $ 112,277
                                                                             ========         ========                =========

           See notes to pro forma consolidated financial statements.




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
                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                         Quarter Ended March 31, 1994
                                                                              -------------------------------------------------
                                                                               Actual                      Pro Forma
                                                                               ------           -------------------------------
                                                                                               Adjustments               Total
                                                                                               -----------               -----
Revenues
  Market making and principal transactions                                     $  434                                    $  434
  Investment banking                                                              175                                       175
  Commissions                                                                     141                                       141
  Interest and dividends                                                        1,527                                     1,527
  Other                                                                            17                                        17
                                                                               ------            -----                   ------
     Total revenues                                                             2,294                                     2,294
  Interest expense                                                              1,453            $ (11) (h)               1,442
                                                                               ------            -----                   ------
     Net revenues                                                                 841               11                      852
                                                                               ------            -----                   ------
Non-interest expenses
  Compensation and benefits                                                       450                                       450
  Communications                                                                   50                                        50
  Brokerage, commissions and clearance fees                                        45                                        45
  Occupancy and equipment                                                          42                                        42
  Professional services                                                            42                                        42
  Advertising and market development                                               31                                        31
  Depreciation and amortization                                                    31                                        31
  Severance charge                                                                 33                                        33
  Other                                                                            29                                        29
                                                                               ------            -----                   ------
      Total non-interest expenses                                                 753                                       753
                                                                               ------            -----                   ------
Income from continuing operations before taxes                                     88               11                       99
  Provision for income taxes                                                       33                5  (i)                  38
                                                                               ------            -----                   ------
Income from continuing operations                                                  55                6                       61
Preferred stock dividends                                                          12               (1) (j)                  11
                                                                               ------            -----                   ------
Income from continuing operations
     applicable to Common Stock                                                $   43            $   7                   $   50
                                                                               ======            =====                   ======

Income from continuing operations per share
     of Common Stock (k)                                                       $  .41                                    $  .47
                                                                               ======                                    ======





           See notes to pro forma consolidated financial statements.




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
                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                   NOTES TO PRO FORMA CONSOLIDATED STATEMENT


   1. Basis of Reporting

          The pro forma financial data has been prepared by the Company based on certain adjustments to the consolidated financial statements of the Company. The pro forma statement of operations reflects adjustments for the Concurrent Transactions as if such transactions had occurred as of January 1, 1994. The pro forma balance sheet reflects adjustments for the Concurrent Transactions as if such transactions had occurred as of March 31, 1994.

          The pro forma financial data does not purport to present the financial position and results of operations of the Company had the Concurrent Transactions actually occurred as of such dates, nor is it necessarily indicative of results of operations that may be achieved in the future.

          The Company will incur certain costs in connection with the Concurrent Transactions and certain other related expenses estimated to be $20 million which will be charged primarily to operating expenses in the second quarter of 1994. In addition, the Company will recognize compensation expense in 1994 equal to (i) the increase in book value attributable to the Phantom Shares and (ii) the excess, if any, of the market value of the Common Stock issued pursuant to the Phantom Share Conversion over the price paid by employees for the Phantom Shares.

PRO FORMA BALANCE SHEET ADJUSTMENTS:

          The pro forma adjustments to the balance sheet give effect to the items described below:

             (a) Reflects the repayment of commercial paper and short-term debt with gross proceeds from the Equity Investment.

             (b)  Reflects the Phantom Share Conversion.

             (c)  Reflects the MMP Exchange.

             (d)  Reflects the Preferred Stock Purchases.

             (e) Reflects the decrease in the aggregate par value of Common Stock outstanding and corresponding increase in additional paid-in-capital from the Reverse Stock Split, partially offset by the increase in the aggregate par value due to the issuance of Common Stock.

             (f)  Reflects the American Express Common Stock Purchase.

             (g)  Reflects the NL Common Stock Purchase.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO PRO FORMA CONSOLIDATED STATEMENT -- (CONTINUED)

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

          The pro forma adjustments to the statement of operations give effect to the items described below:

                (h) Reduced interest expense of approximately $11 million in the first quarter of 1994 resulting from the utilization of the cash proceeds to the Company from the Equity Investment.

                (i) Adjustment (h) above, tax effected at an assumed rate of 40%.

                (j) Elimination of the dividend on the Money Market Cumulative Preferred Stock partially offset by the addition of the dividend on the Cumulative Preferred Stock. An 8 1/2% dividend rate has been assumed on the Cumulative Preferred Stock. However, this rate will be based on prevailing market rates at the time of issuance and is therefore subject to adjustment. A 1/4% change in the dividend rate would increase or decrease the Company's annual dividend payment by $0.5 million. Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, an annual dividend equal to 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the Distribution Date.

                (k) Income (loss) from continuing operations per share of Common Stock is calculated based on 105,776,664 pro forma number of shares of Common Stock outstanding immediately following the Concurrent Transactions.





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